CORRECTION - Hinto Energy, Inc. Announces Rework of
                          Uintah Basin Natural Gas Well

DENVER, CO, Feb 28, 2012 (MARKETWIRE via COMTEX) -- In the news release, "Hinto Energy, Inc. Announces Rework of Uintah Basin Natural Gas Well," issued earlier today by Hinto Energy, Inc. (OTCQB: HENI) (OTCBB: HENI), we are advised by the company that the third sentence of the second paragraph should read "20 Thousand Cubic Feet to 250 Thousand Cubic Feet of gas" rather than "20 Million Cubic Feet to 250 Million Cubic Feet of gas" as originally issued. Complete corrected text follows.

Hinto Energy, Inc. Announces Rework of Uintah Basin Natural Gas Well


DENVER,  CO -- February 28, 2012 -- HINTO  ENERGY,  INC.  (OTCQB:  HENI) (OTCBB:
HENI) announced a rework program on its Uintah Basin deep gas well due to the presence of significant amounts of high value Natural Gas Liquids (NGLs).


The company has continued testing its Uintah Basin natural gas well. The well is producing from a 9 5/8" casing without the benefit of a tubing string in the well. Daily production has varied from 20 Thousand Cubic Feet to 250 Thousand Cubic Feet of gas, partially as the result of the periodic shut down of gas flow due to freezing flow lines. Management believes that a high quantity of butanes and ethanes contained in the gas is causing the flow lines to freeze, indicating the presence of significant amounts of Natural Gas Liquids (NGLs). The company is preparing to replace the well head equipment to enable servicing of the well, cased hole logging using modern techniques and the placement of a full tubing string in the well to more effectively move the liquids and gas to the surface. A gas and liquids separation system has now been fully installed to collect Natural Gas Liquids (NGLs) after rework completion.


George Harris, the Company's Chief Financial Officer, said, "Hinto had originally planned to add the well head and tubing string at a later date, but due to the greater than expected volume of high value NGL liquids encountered, we have accelerated the timing of this work. By completing this work ahead of schedule, we believe we will be able to increase production at the Uintah Basin and increase shareholder value."


Hinto plans to acquire additional potential oil and gas acreage and reserves as well as expand production of natural gas and oil, primarily in the Central Rockies. Further information regarding the Company can be found at the Company's website and in Reports on Form 8-K, 10Q and 10K, filed with the Securities and Exchange Commission.


Notice Regarding Forward-Looking Statements


This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact Information:

Hinto Energy, Inc.
Gary Herick
Vice President - Finance
7609 Ralston Road
Arvada, CO 80002

(303) 647-4850
http://hintoenergy.us